Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the use, in this Offering Statement on Form 1-A, as amended, of our independent auditor’s report dated February 26, 2021, with respect to the audited consolidated balance sheets of Exodus Movement, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.  Our report includes explanatory paragraphs as to the  uncertainties related to cryptocurrency assets.

We also consent to the reference to us under the caption “Experts” in the Offering Circular.

/s/ WithumSmith+Brown, PC

New York, New York
February 26, 2021